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STARWOOD INCREASES SHARE REPURCHASE AUTHORIZATION BY $250 MILLION

STAMFORD, Conn. (October 31, 2013) – Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) announced today that the Company’s share repurchase authorization has increased by an additional $250 million. As of October 30, 2013, the total amount available under the authorization is approximately $614 million.

About Starwood Hotels & Resorts Worldwide, Inc.
Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with 1,169 properties in nearly 100 countries and 171,000 employees at its owned and managed properties. Starwood is a fully integrated owner, operator and franchisor of hotels, resorts and residences with the following internationally renowned brands: St. Regis®, The Luxury Collection®, W®, Westin®, Le Méridien®, Sheraton®, Four Points® by Sheraton, Aloft®, and Element®. The Company boasts one of the industry’s leading loyalty programs, Starwood Preferred Guest (SPG), allowing members to earn and redeem points for room stays, room upgrades and flights, with no blackout dates. Starwood also owns Starwood Vacation Ownership, Inc., a premier provider of world-class vacation experiences through villa-style resorts and privileged access to Starwood brands. For more information, please visit www.starwoodhotels.com.